NYSE:	OK
FOR RELEASE:	8:00 A.M.
DATE:	FEBRUARY 14, 2000
CONTACTS:	OLD KENT FINANCIAL CORPORATION
	INVESTOR: ALBERT T. POTAS	(616) 771-1931
	MEDIA: TANYA BERG	(616) 771-4364

OLD KENT COMPLETES ACQUISITION OF MERCHANTS BANCORP, INC.
-Old Kent ranks # 1 in deposit market share in Kane County, Illinois-

        Grand Rapids, Michigan -- David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, announced that effective Friday, February 11, 2000, Old Kent completed its acquisition of Merchants Bancorp, Inc. and today opened all offices serving customers as Old Kent Bank.

        Over the weekend, all Merchant systems were converted over to Old Kent. Merchants shareholders received 0.83 of a share of Old Kent common stock for each outstanding share of Merchants Bancorp, Inc., for a total of approximately 4.5 million shares. Merchants had assets of $979 million and deposits of $721 million.

        Old Kent now operates 16 banking centers, and enjoys the #1 deposit market share in Kane County, which ranks 5th in total population and projected population growth, and 6th in median income, for all Illinois counties.

        Mr. Wagner stated, "We welcome Merchants' customers to Old Kent and look forward to offering them a wide range of valuable products and services and even more comprehensive financial relationships. Merchants' strong franchise expands Old Kent's growing presence in Chicagoland and is located in one of the most desirable and fastest growing counties in Illinois. The acquisition makes it easier for new and existing customers to access our services."

        Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 41 year history of consecutive increases in annual per share earnings and dividends. It operates over 250 banking offices in Michigan, Illinois and Indiana as well as a national mortgage lending franchise. Effective with this acquisition, Old Kent's assets totaled approximately $19 billion.

# # #